Exhibit 17.2

March 25, 2008

Board of Directors
c/o Paramount BioSciences, LLC
787 Seventh Avenue, 48th Floor
New York, NY 10019

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as Treasurer of Kodiak Sciences, Inc., effective immediately.

Very truly yours,

/s/ John Knox
John Knox